Exhibit T3E.6
CONFIDENTIAL
Vitro, S.A.B. de C.V.
SOLICITATION STATEMENT SUPPLEMENT
DATED NOVEMBER 29, 2010
     This document supplements the Offer to Purchase and Offer to Exchange and Consent Solicitation Statement dated November 1, 2010 (as supplemented, the “Statement”), relating to our offer to purchase the Old Notes for cash (the “Tender Offer”) and our proposed exchange offer and consent solicitation (the “Exchange Offer and Consent Solicitation”). The information set forth in this supplement is not complete — this supplement is intended to be read together with the Statement only. To the extent information in this supplement is inconsistent with the Statement, you should rely on this supplement. Defined terms used in this supplement but not defined in this supplement have the meanings assigned to them in the Statement.
Designation of representatives authorized or appointed by Power of Attorney
     This supplement amends the Statement to designate Antonio Hugo Franck Cabrera, Julio Isidro Santos Coy Aguilar, María Emilia Columbia Miquel Verges González de Castilla and Armando Cuevas Brun so that the aforementioned may act, jointly or individually, as the independent representatives authorized or appointed by the Power of Attorney to carry out all necessary or expedient steps required or advisable under Mexican law to submit the Letter of Transmittal before the Mexican court within the concurso mercantil proceeding, to join and adhere to any concurso mercantil to be filed by the Company and to execute and consent to the Concurso Plan. The four representatives are independent attorneys who are affiliated with the law firm Haynes and Boone, S.C., and neither they nor the law firm represents Vitro. Holders may fill out the applicable Power of Attorney attached to the Letter of Transmittal as Schedule I.A, I.B or I.C with the names of Antonio Hugo Franck Cabrera, Julio Isidro Santos Coy Aguilar, María Emilia Columbia Miquel Verges González de Castilla and Armando Cuevas Brun in cases where the beneficial owner wishes to: (i) participate in the Tender Offer and elect to submit any Old Notes that are not accepted in the Tender Offer in the Exchange Offer and Consent Solicitation or (ii) participate solely in the Exchange Offer and Consent Solicitation, as instructed in the Statement and any supplements thereto.
Appointment of financial advisor
     This supplement further amends the Statement to appoint FTI Consulting as the independent financial advisor to act on behalf of holders of Old Notes who may wish to consult them in matters related to the Statement, Letter of Instructions, Letter of Transmittal and any other offer documents.
     Questions and requests for assistance or for additional copies of this supplement and the Statement or any other documents may be directed to the Depositary or the Information and Exchange Agent, as applicable, at its address and telephone number set forth on the back cover of the Statement. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee through which they hold the Old Notes with questions and requests for assistance.

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